United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITES EXCHANGE
ACT OF 1934

Date of Report (Date of earliest event reported) May 16, 2003

UNIVEST CORPORATION OF PENNSYLVANIA

(Exact name of registrant as specified in its charter)

Pennsylvania	0-7617	23-1886144

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Ident. No.)

14 North Main Street, Souderton, Pennsylvania 18964
(Address of principal executive office)(Zip Code)

Registrant’s telephone number, including area code (215) 721-2400

Not applicable (Former name or former address, if changed since last report)

Item 5. Other Events
Item 7. Financial Statements and Exhibits
Item 9. Regulation FD Disclosure
SIGNATURE
EXHIBIT INDEX
AGREEMENT AND PLAN OF MERGER
FORM OF VOTING AGREEMENT
PRESS RELEASE DATED MAY 16, 2003

Item 5. Other Events

          On May 15, 2003, Univest Corporation of Pennsylvania (“Univest”), parent company of Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., and Suburban Community Bank (“Suburban”) entered into an Agreement and Plan of Merger (the “Agreement”), pursuant to which a wholly-owned subsidiary of Univest will merge with and into Suburban, which will subsequently merge into Univest National Bank and Trust Co.

          The Agreement provides for the payment of $20.00 in cash for each share of outstanding Suburban common stock. As of December 31, 2002, Suburban had 1,040,337 shares of common stock outstanding. Options for 303,525 shares of Suburban common stock and warrants for 35,095 shares of Suburban common stock will be cancelled and extinguished in consideration and exchange for the right to receive a cash payment equal to $20.00 less the respective exercise price and applicable taxes. The aggregate consideration of the transaction is approximately $24.1 million.

          The merger is expected to be accretive to Univest earnings by the end of the first full year after the merger. As with any earnings estimate, there are factors that could cause the actual results to differ materially, including, but not limited to, the factors discussed in Univest’s filings with the Securities and Exchange Commission.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits

	2.1	-	Agreement and Plan of Merger dated May 15, 2003, among Univest National Bank and Trust Co. and Suburban Community Bank.

	2.2	-	Form of Voting Agreement between Univest National Bank and Trust Co. and certain shareholders of Suburban Community Bank.

	99	-	Press Release dated May 16, 2003, of Univest National Bank and Trust Co. and Suburban Community Bank (filed pursuant to Item 9 hereof).

Item 9. Regulation FD Disclosure

          On May 16, 2003, Univest National Bank and Trust Co. issued a press release concerning its proposed acquisition of Suburban Community Bank (discussed at Item 5 hereof). This press release is filed herein, as part of this Item 9, as Exhibit 99.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Univest Corporation of Pennsylvania

	By	/s/ William S. Aichele

Name: William S. Aichele
Title: President and Chief Executive Officer
Date: May 19, 2003

EXHIBIT INDEX

Exhibit Number		Description

2.1	-	Agreement and Plan of Merger dated May 15, 2003, among Univest National Bank and Trust Co. and Suburban Community Bank.

2.2	-	Form of Voting Agreement between Univest National Bank and Trust Co. and certain shareholders of Suburban Community Bank.

99	-	Press Release dated May 16, 2003, of Univest National Bank and Trust Co. and Suburban Community Bank (filed pursuant to Item 9 hereof).